EXHIBIT 99.1
Press Release Dated December 29, 2006

Lucy’s Cafe, Inc Acquires InterMetro Communications, Inc.
Raises $10,235,000

SIMI VALLEY, Calif., Dec. 29, 2006 (PRIMEZONE) - Lucy’s Cafe, Inc. (OTCBB: LCYC) announced today the acquisition of InterMetro Communications, Inc. through an exchange of stock (reverse merger) with the shareholders of InterMetro Communications, Inc. Concurrently with the closing of the reverse merger, Lucy’s Café, Inc. (the "Company") raised $10,235,000 million in gross proceeds from institutional investors in a private placement of common stock. The purchase price per share of common stock was $1.00. Hunter World Markets, Inc. of Beverly Hills, Calif., acted as the Company's sole placement agent.

InterMetro Communications, Inc. (“InterMetro”) owns and operates a national voice over IP (“VoIP”) network infrastructure over which it delivers voice calling services to traditional long distance carriers, broadband phone companies, VoIP service providers, wireless providers, other communications companies and end users.

Prior to the reverse merger, Lucy’s Cafe, Inc. was an inactive company. The restructured Company's business plan is to apply its technical and operational expertise with VoIP services to become a significant provider of VoIP infrastructure services to carriers and retail customers. VoIP service is primarily a substitute or an enhancement to traditional voice services offered by existing telecommunications service providers. The overall telecommunications industry represents one of the largest service markets in the U.S. with sales of approximately $291.7 billion in 2004 according to Federal Communications Commission, or FCC, reports.

For more information about InterMetro Communications, visit the company’s web site at www.intermetro.net.

About Hunter World Markets, Inc. (HWM)

Based in Beverly Hills, California Hunter World Markets, Inc. (HWM) is a member of NASD and SIPC and offers investment banking, investment advisory and institutional trading to select clients with a diversity of sector and industry experience, particularly in North American and European markets. HWM has equity underwriting capabilities that include capital rising through initial public offerings and private placements. In institutional trading, HWM offers highly individualized trading services to investment advisors, asset mangers, pension funds, insurance companies, hedge funds, banks and other institutional investors, and trades on all major exchanges in North America and Europe through RBC Dain Rauscher Inc.

The Company, from time to time, may discuss forward-looking information.  Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the Company’s limited operating history and fluctuating operating results, the possibility the Company may be unable to manage its growth, extensive competition, loss of members of the Company’s senior management, the Company’s limited number of customers and suppliers, the Company’s dependence on local exchange carriers, the possibility of network failures, the Company’s need to effectively integrate businesses it acquires, risks related to acceptance, changes in, and failure and security of, technology, regulatory interpretations and changes, and other risks as detailed from time-to-time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission.  All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	InterMetro Communications, Inc. Vincent Arena, Chief Financial Officer (805) 433-8000 investor-relations@intermetro.net